Exhibit 99.1

The AZEK® Company Announces Election of Fiona Tan to its Board of Directors

CHICAGO—March 5, 2024 (BUSINESS WIRE)-- The AZEK Company Inc. (NYSE: AZEK) ("AZEK" or the “Company”), the industry-leading manufacturer of beautiful, low-maintenance and environmentally sustainable outdoor living products, including TimberTech® decking and railing, Versatex® and AZEK® Trim, and StruXure® pergolas, announced today that Fiona Tan has been elected to its board of directors as a new director at the Company’s Annual Meeting of Stockholders on March 1, 2024.

“We are pleased to welcome Fiona to our board of directors at a time of great momentum and continued growth for AZEK,” said Jesse Singh, AZEK CEO. “Fiona brings decades of information technology and cyber expertise, having spent her entire career in information technology roles focused on supporting and improving business strategy and operations, including with a focus on external constituents, such as customers and suppliers. Her leadership experience, expertise and guidance will be invaluable, particularly as we continue to invest in innovation and technology to strengthen and defend our position as the industry leader in outdoor living.”

Ms. Tan is currently serving as Wayfair’s Chief Technology Officer and oversees a global innovation team responsible for creating market-leading experiences through its world-class e-commerce platform. Prior to Wayfair, Ms. Tan served as senior vice president of U.S. Technology at Walmart where she was responsible for innovation and engineering execution spanning its site, mobile app and all associate and merchant-facing technology across its e-commerce and stores business in the U.S. Her prior roles at Walmart include senior vice president of Customer Technology and vice president of Engineering. Prior to Walmart, Ms. Tan served in a number of leadership roles at Ariba, where she led a global engineering organization responsible for the strategy, lifecycle, and delivery of the Ariba Commerce Network, as well as TIBCO Software. Ms. Tan has a master’s degree in Computer Science from Stanford and a bachelor’s degree in Computer Science and Engineering from MIT.

About The AZEK® Company

The AZEK Company Inc. (NYSE: AZEK) is the industry-leading designer and manufacturer of beautiful, low maintenance and environmentally sustainable outdoor living products, including TimberTech® decking and railing, Versatex® and AZEK® Trim, and StruXure® pergolas. Consistently awarded and recognized as the market leader in innovation, quality, aesthetics and sustainability, our products are made from up to 85% recycled material and primarily replace wood on the outside of homes, providing a long-lasting, eco-friendly, and stylish solution to consumers. Leveraging the talents of its approximately 2,000 employees and the strength of relationships across its value chain, The AZEK Company is committed to accelerating the use of recycled material in the manufacturing of its innovative products, keeping hundreds of millions of pounds of waste and scrap out of landfills each year, and revolutionizing the industry to create a more sustainable future. The AZEK Company has recently been named one of America’s Climate Leaders by USA Today, a Top Workplace by the Chicago Tribune and U.S. News and World Report, and a winner of the 2024 Real Leaders® Impact Awards. Headquartered in Chicago, Illinois, the company operates manufacturing and recycling facilities in Ohio, Pennsylvania, Idaho, Georgia, Nevada, New Jersey, Michigan and Minnesota. For additional information, please visit azekco.com.

Investor Relations Contact:

Eric Robinson

312-809-1093

ir@azekco.com

Media Contact:

Amanda Cimaglia

312-809-1093

media@azekco.com

Source: The AZEK Company Inc.